<SEQUENCE>3
<FILENAME>doc2.txt



                                   Exhibit 3.1

COMPANY ACT
MEMORANDUM

_____I_____ wish to be formed into a company with limited liability under the
			Company Act in pursuance of this Memorandum.


1.	The name of the company is

	PENN BIOTECH INC.

2.	The authorized capital of the company consists of

	100,000,000 shares without par value

3.	_____I_____ agree to take the number and kind of shares in the company set
	opposite _____my_____  name.

Full Name(s), Resident Address(es)	Number and Kind of Shares
and Occupation(s) of Subscriber(s)	taken by Subscriber(s)

   Hye Kyung Kim
   1507-193 Aquarius Mews	100
   Vancouver, BC V6Z 2Z2
   Business man

   _______/S/_______



Total Shares Taken:   	100
Dated the   8th	 day of   October	, 2002.